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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

                      REALNETWORKS ACQUIRES AEGISOFT CORP.

        SEATTLE, January 15, 2001 -- RealNetworks(R), Inc. (Nasdaq: RNWK), the recognized leader in media delivery on the Internet, today announced the acquisition of Aegisoft Corp. of Rockville, MD. Aegisoft is one of the leading developers of technologies for secure digital media software. The Aegisoft management and technical team will join RealNetworks in Seattle.

        "I'm excited the Aegisoft development team is joining RealNetworks. Together we will accelerate the creation of secure Internet media delivery systems and enable a new mass medium," said Ji Shen, CEO of Aegisoft Corp.

        "RealNetworks has always worked to help our partners protect their intellectual property," said Brad Hefta-Gaub, director of development, Media Systems, RealNetworks, Inc. "Through our work with the team from Aegisoft, we will continue to innovate in ways that support security throughout RealSystem."

        The acquisition of Aegisoft will be accounted for as a purchase transaction. The consideration paid to the former equity holders of Aegisoft is approximately 1,221,305 shares of RealNetworks common stock. In addition, former equity holders of Aegisoft have the future right to receive up to 300,000 additional shares of RealNetworks common stock. These shares represent less than 1% of shares outstanding.

ABOUT REALNETWORKS

        RealNetworks, Inc., based in Seattle, is the recognized leader in streaming media delivery on the Internet. It develops and markets software products and services designed to enable users

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of personal computers and consumer electronic devices to send and receive audio, video and other multimedia services using the Web. Consumers can access and experience audio/video programming and download RealNetworks consumer software on the Internet at http://www.real.com. RealNetworks' systems and corporate information is located on the Internet at http://www.realnetworks.com.

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For More Information, Press Only:

Erika Shaffer, RealNetworks, (206) 892-6191, eshaffer@real.com

RealNetworks and RealSystem are trademarks or registered trademarks of RealNetworks, Inc. All other companies or products listed herein are trademarks or registered trademarks of their respective owners.

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to RealNetworks' ability to develop and market secure media delivery technologies. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include the risks associated with the development of new security technologies and the sustained adoption and use of RealNetworks technology by customers. More information about potential risk factors that could affect RealNetworks' business and financial results is included in RealNetworks' annual report on Form 10-K for the year ended December 31, 1999, and its quarterly report on Form 10-Q for the period ended September 30, 2000, and from time to time in other reports filed by RealNetworks with the Securities and Exchange Commission.